Exhibit 99.1

EARTH BIOFUELS ACQUIRES APOLLO LNG
Earth Biofuels acquires liquefied natural gas producer, marketer

DALLAS, TEXAS, November 28, 2006 - Earth Biofuels, Inc. (OTCBB: EBOF) today announced that it has acquired Apollo LNG, Inc. from its majority shareholder, Apollo Resources International, Inc. (OTCBB: AOOR) in exchange for common stock of that company.  Apollo LNG, Inc., now doing business as “Earth LNG,” owns a liquefied natural gas (LNG) processing facility in Topock, Arizona that currently produces over 80,000 gallons of transportation-grade LNG per day, and has a capacity of 86,000 gallons of LNG per day.  LNG produced by the plant is sold primarily to municipal fleet customers located along the west coast of California.

Liquefied natural gas is produced by cryogenically transforming natural gas into a liquid state at a temperature of minus 260 degrees Fahrenheit.  The LNG is then transported to markets in specialized cryogenic tanker trucks where it is used as a transportation fuel, mainly by larger vehicles in municipal fleets that utilize a centralized fueling facility.  Earth LNG owns 14 of its own cryogenic transportation tanker trucks.

The majority of Earth LNG’s customers are in California.  The primary customers are municipal fleets such as Omnitrans in the San Bernardino Valley, Orange County buses and garbage trucks, Orange County Transportation (city buses), as well as commercial vehicles such as United Parcel Service in the Los Angeles area, and Waste Management’s fleet at various locations up and down the California coast.

“The domestic LNG business is in line with the core focus of Earth Biofuels, which is the production and marketing of clean burning alternative fuels that help reduce U.S. dependence on foreign oil,” said Earth Biofuels CEO, Dennis McLaughlin.  “One of the attractive features of the LNG business is that the margins are effectively locked in.  The cost of the plant operations is relatively fixed, and our contracts are structured such that our LNG sales pricing fluctuates proportionately as the cost of our natural gas feedstock goes up or down.  This transaction helps to expand and diversify Earth Biofuels’ revenues and profitability.”

An independent fairness opinion was rendered prior to the transaction by the independent business valuation firm, Bernstein Conklin & Balcombe, who concluded that the market value of Apollo LNG was approximately $36 million, and that the consideration being paid was fair.

“We believe the LNG industry will begin to see new plants supplied by stranded natural gas from sources such as landfills and dairy farm waste manure.  By liquefying this natural gas and getting it to transportation markets, LNG can further evolve into a renewable, clean burning fuel,” stated Mr. McLaughlin.

Transportation grade LNG is different from most imported LNG in that the former is of superior quality sufficient to be used as a fuel for vehicles, while the latter is typically of lesser quality and is re-gasified to be transported through natural gas pipelines.

About Earth Biofuels
Earth Biofuels produces and distributes biodiesel fuel through the company’s network of wholesale and retail outlets.  The fuel is sold under Willie Nelson’s brand name, “BioWillie®.”  Earth Biofuels also now produces and markets liquefied natural gas (LNG).  The Company is focused on capitalizing on the growing demand for alternative and renewable fuels in the domestic market.  The Company’s website is www.earthbiofuels.com.

Forward-Looking Statements Disclosure
This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  In this context, forward-looking statements may address the Company’s expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,”

and other terms with similar meaning.  These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct.  In connection with the “safe harbor” provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, important factors that, among others, could cause or result in actual results and experience to differ materially from the Company’s anticipated results, projections, or other expectations are disclosed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

Investor Contact:
Doug Jones
214-389-9800

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